EXHIBIT B

BRENHAM OIL & GAS CORP.
STOCK POWER DOCUMENT

The undersigned hereby assigns and transfers unto Brenham Oil & Gas Corp., a Nevada corporation, _________________ shares of common stock of the Brenham Oil & Gas Corp., and does hereby irrevocably constitute and appoint Rebekah Laird-Ruthstrom the undersigned’s Attorney to transfer said shares on the books of said corporation with full power of substitution in the premises.

Dated: _____________ , 2011	SHAREHOLDER

Print Name(s) of Shareholder(s)

Authorized Signature

Title of Authorized Signatory (if applicable) 1

Authorized Signature (if shares held in more than one name)

Title of Authorized Signatory (if applicable)

Address of Selling Shareholder (Line 1)

Address of Selling Shareholder (Line 2)

Phone

Email

Fax

1	Trustees, officers and other fiduciaries or agents should indicate their title or capacity and print their names under their signatures.